EXHIBIT 23.16

INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No.'s 333-9535 and 333-9535-01 of FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation on Form S-1 of our report on American Cable Entertainment of Kentucky-Indiana, Inc. (the "Company") dated
March 15, 1996 (August 1, 1996 as to Note 1)(which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ Deloitte & Touche LLP
Stamford, Connecticut
April 2, 1998